SCHEDULE 14C
                                 (RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[  ] Preliminary Information Statement

[X]  Definitive Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                            Med-Tech Solutions, Inc.
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which the transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                            MED-TECH SOLUTIONS, INC.
                      1177 West Hastings Street, Suite 2200
                   Vancouver, British Columbia, Canada V6E 2K3

                              INFORMATION STATEMENT
                             PURSUANT TO SECTION 14
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER


    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY. THE ACTIONS DESCRIBED BELOW HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF OUTSTANDING SHARES OF COMMON STOCK. A
              VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.



                                                  Vancouver, British Columbia
                                                              August 25, 2006

     This information statement has been mailed on or about August 28, 2006 to the stockholders of record on August 14, 2006 (the "Record Date") of Med-Tech Solutions, Inc., a Nevada corporation (the "Company" or "Med-Tech"), in connection with certain actions to be taken by the written consent by the stockholders holding a majority of the capital stock of the Company, dated as of June 23, 2006. The actions to be taken pursuant to the written consent shall be taken on or about September 18, 2006, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.



                                    By Order of the Board of Directors,

                                    /s/ Mark A. McLeary
                                    -------------------
                                    Mark A. McLeary
                                    Chief Executive Officer

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING CAPITAL STOCK IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED JUNE 23, 2006

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to a written consent of stockholders holding a majority of the outstanding capital stock of the Company dated June 23, 2006, in lieu of a special meeting of the stockholders. Such action will be taken on or about September 18, 2006:

     1. To amend the Company's Articles of Incorporation to increase the authorized number of common stock from 100,000,000 shares to 500,000,000 shares (the text of the Articles of Incorporation, of Med-Tech Solutions, Inc. is attached hereto as Exhibit A).

     2. To authorize the Company to conduct a 10-for-1 forward stock split of all of its issued and outstanding common stock.

                      OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of 100,000,000 shares of common stock, $0.001 par value per share (the "Common Stock"), of which 10,100,000 shares were issued and outstanding as of the Record Date and 100,000,000 shares of preferred stock of which no shares were issued and outstanding as of the Record Date. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on September 18, 2006.

This Information Statement will serve as written notice to stockholders pursuant to Section 78.370 of the Revised Statutes of the State of Nevada.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:


COMMON STOCK


As of the Record Date, there were 100,000,000 shares of Common Stock authorized with a par value of $0.001 per share, of which approximately 10,100,000 shares were issued and outstanding. Each holder of Med-Tech's Common Stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the Preferred Stock have been paid in accordance with the terms of such Preferred Stock and there exists no deficiency in any sinking fund for the Preferred Stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the Preferred Stock and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

PREFERRED STOCK

As of the Record Date, the Company has 100,000,000 shares of Preferred Stock with a par value of $0.001 per share, of which approximately no shares were issued and outstanding. The Board of Directors has sole discretion in designating the preferences, limitations and relative rights of the Preferred Stock. The Company presently has no Preferred Stock designated or outstanding.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following tables sets forth, as of June 23, 2006, the number of and percent of the Company's common stock beneficially owned by o all directors and nominees, naming them, our executive officers, our directors and executive officers as a group, without naming them, and persons or groups known by us to own beneficially 5% or more of our common stock:

The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.



--------------------------------------------------------------------------------
Name and Address             Shares of Common Stock (1)    Percent of Class (1)
--------------------------------------------------------------------------------
Mark A. McLeary (2)               5,000,000                      49.5%
c/o Med-Tech Solutions, Inc.
1177 West Hastings Street
Suite 2200
Vancouver, BC V6E 2K3
--------------------------------------------------------------------------------
All officers and directors
as a group (1 person)             5,000,000                      49.5%
--------------------------------------------------------------------------------


     (1) In accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, shares beneficially owned at any date include shares issuable upon the exercise of stock options, warrants, rights or conversion privileges within 60 days of that date. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any securities not outstanding that are subject to stock options, warrants, rights or conversion privileges exercisable by that person within 60 days of June 23, 2006 have been deemed to be outstanding, but have not been deemed outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Based upon 10,100,000 shares issued and outstanding as of June 23, 2006.

     (2) Mark A. McLeary is the Company's Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and sole Director.


                   AMENDMENT TO THE ARTICLES OF INCORPORATION

On June 23, 2006, a majority of the stockholders of the Company approved an amendment to the Company's Articles of Incorporation, to increase the number of authorized shares of common stock from 100,000,000 to 500,000,000. As of June 23, 2006, the Company had approximately 10,100,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding. The Board believes that the increase in authorized common shares would provide the Company greater flexibility with respect to the Company's capital structure for such purposes as additional equity financing, and stock based acquisitions.

Increase In Authorized Common Stock

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

As of the Record Date, a total of 10,100,000 shares of Common Stock are issued and outstanding. The increase in the number of authorized but unissued shares would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Company does not have any other provisions in its certificate or incorporation, by-laws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences. Additionally, the Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed below, that may have material anti-takeover consequences. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Except  for  the  following,   there  are  currently  no  plans,   arrangements,
commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized:

On June 23, 2006, the stockholders of the Company holding the majority of the issued and outstanding Common Stock of the Company approved for the Company to effect a 10-for-1 forward stock split (the "Forward Split"), such that for every one share of common stock that was issued and outstanding as of the Record Date, there shall be issued an additional 10 shares of Common Stock, such that the amount of shares of Common Stock issued and outstanding would be 101,000,000 shares immediately following the Forward Split. For more information see section "Forward Split."


                                  FORWARD SPLIT

On June 23, 2006, the stockholders of the Company holding the majority of the issued and outstanding Common Stock of the Company approved for the Company to effect a 10-for-1 forward stock split (the "Forward Split"), such that for every share of common stock that was issued and outstanding as of the Record Date, there shall be issued an additional 10 shares of Common Stock, such that the amount of shares of Common Stock issued and outstanding would be 101,000,000 shares immediately following the Forward Split. The Board of Directors also approved for the Company to effect the Forward Split on June 23, 2006. The Board believes that the Forward Split is in the best interest of the Company.

The Board of Directors believe that the lower share price that might initially result from the forward stock split could help generate interest in the Company among investors and thereby assist us in raising future capital to fund our operations or make acquisitions. Shareholders should note that the effect of the forward split upon the market price for our common stock cannot be accurately predicted. In particular, if we elect to implement a forward stock split, there is no assurance that prices for shares of our common stock after a forward split will be up to ten times lower than the price for shares of our common stock immediately prior to the forward split, depending on the ratio of the split. Furthermore, there can be no assurance that the market price of our common stock immediately after a forward split will be maintained for any period of time. Moreover, because some investors may view the forward split negatively, there can be no assurance that the forward split will not adversely impact the market price of our common stock or, alternatively, that the market price following the forward split will either exceed or remain in excess of the current market price.

The number of shares of our common stock issued and outstanding would be increased following the effective time of the Forward Split in accordance with the following formula: if our directors decide to implement a ten for one forward split, every one share of our common stock owned by a shareholder will automatically be changed into and become 10 new shares of our common stock, with 10:1 being equal to the exchange ratio of the forward split, as determined by the directors in their discretion. Shareholders should recognize that if a forward split is effected, they will own a greater number of shares than they presently own (a number equal to the number of shares owned immediately prior to the effective time multiplied by the exchange ratio, as may be determined by our directors). The par value of our common stock under our articles of incorporation would remain the same following the effective time of the Forward Split. The authorized number of shares of our common stock under our articles of incorporation would change immediately prior to the effective time of the Forward Split as set forth above in section "Amendment To The Articles Of Incorporation", in order to carry out the Forward Split, such that immediately following the Forward Split there would be 101,000,000 shares of Common Stock issued and outstanding. The number of shareholders of record would not be affected by the forward split.

Potential Effects of the Forward Stock Split

The Forward Split would not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations thereunder.

The voting and other rights of the holders of our Common Stock would not be affected by the Forward Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 0.5 percent of the voting power of the outstanding shares of our Common Stock immediately prior to the Forward Split would continue to hold 0.5 percent of the voting power of the outstanding shares of our Common Stock after the Forward Split. The number of stockholders of record would not be affected by the Forward Split.

The number of shares of our Common Stock issued and outstanding would be increased following the effective time of the Forward Split in accordance with the ratio of ten post-split shares for each one pre-split share held by the shareholders. Thus, if you hold 10,000 shares of our Common Stock, you will automatically receive 100,000 shares of our Common Stock in addition to the 10,000 shares held prior to the Forward Split.

The par value of our Common Stock under our articles of incorporation would remain the same following the effective time of the Forward Split. The authorized number of shares of our Common Stock under our articles of incorporation would change immediately prior to the effective time of the Forward Split as set forth above in section "Amendment To The Articles Of Incorporation", in order to carry out the Forward Split. Pending effectiveness of the filing of the Certificate of Amendment to our Articles of Incorporation with the Secretary of State of Nevada, to increase the authorized Common Stock of the Company, we would be authorized to issue up to 500,000,000 shares of Common Stock, of which 10,100,000 shares are currently issued and outstanding. After the Forward Split, we will have 101,000,000 shares of Common Stock issued and outstanding, thereby reducing the total number of authorized shares we will have available for future issuances. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our Common Stock. Although we do not intend to issue any further shares of our Common Stock at this time, should be decide to do so, we may be required to authorize additional shares of stock for issuance.

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the Forward Split. The following description of the material federal income tax consequences of the Forward Split to our shareholders is based on the Internal Revenue Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Forward Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the Forward Split may vary significantly as to each shareholder, depending upon the jurisdiction in which such shareholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

We believe that the likely federal income tax effects of the Forward Split will be that a shareholder who receives solely an increased number of shares of our common stock will not recognize gain or loss. With respect to a Forward Split, such shareholder's basis in the reduced number of shares of our common stock will equal the shareholder's basis in his old shares of our common stock.

Effective Date

The Forward Split has been approved by the shareholders and if the directors elect to proceed with a Forward Split, the split would become effective as of 9:30 a.m. EST on the effective date chosen by our directors which in any event shall not be later than 12 months from the date of the Written Consent. On such date, all shares of our common stock that were issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the shareholders, converted into new shares of our common stock in accordance with the ten for one exchange ratio or such other exchange ratio we determine.

The Board of Directors has recommended, and the persons owning the majority of the voting power of Med-Tech have approved, the effecting of the Forward Split on a 10-for-1 (10:1) basis in the issued and outstanding shares of Med-Tech Common Stock.

The Forward Split to be taken pursuant to the written consent shall be taken on or about September 7, 2006, 20 days after the mailing of this information statement, allowing our board of directors to effect the Forward Split of our then issued and outstanding common stock on the basis of ten post-split shares for each one pre-split share.

Stockholders should note that the effect of the Forward Split upon the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after the split will not be less than 1/10 the current market price for our shares of common stock immediately prior to the Forward Split. Furthermore, there can be no assurance that the market price of our common stock immediately after the split will be maintained for any period of time. Moreover, because some investors may view the Forward Split negatively, there can be no assurance that the Forward Split will not adversely impact the market price of our common stock or, alternatively, that the market price following the Forward Split will either exceed or remain in excess of the current market price.

                         DISSENTERS' RIGHTS OF APPRAISAL

There is no provision in the Nevada General Corporation law, nor in our Articles of Incorporation or Bylaws, providing our stockholders with dissenters' rights of appraisal to demand payment in cash for their shares of Common Stock in connection with the implementation of any of the Proposals described in this Information Statement.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Med-Tech Solutions, Inc., is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information and a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building, 233 Broadway New York, New York. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee.
Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

By Order of the Board of Directors,





                            /s/ Mark A. McLeary
                            ----------------
                            Mark A. McLeary
                            Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director


British Columbia, Canada
August 25, 2006